                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           ANCHOR GAMING
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 24, 1997

                            ------------------------

    As a stockholder of Anchor Gaming, you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119, on Monday, November 24, 1997, at 10:00 a.m. local time, for the following purposes:

    1.  To elect directors, each for a one-year term.

    2. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on September 26, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                                  [SIG]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

Las Vegas, Nevada
October 3, 1997

         YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 24, 1997

    This Proxy Statement is furnished to stockholders of Anchor Gaming, for use at the 1997 Annual Meeting of Stockholders to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment of the Annual Meeting. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to its being voted by notifying the Secretary of the Company in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on September 26, 1997. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is October 3, 1997.

                               VOTING PROCEDURES

    The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, September 26, 1997, to vote in the election of directors and on any proposals that properly come before the Annual Meeting. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for director, (ii) to vote for or against the proposals to be considered at the Annual Meeting, or (iii) to abstain from voting on any proposal other than election of directors if the stockholder chooses to do so. The election of directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. Stanley E. Fulton, Chairman of the Board and Chief Executive Officer of the Company, has the right to vote a majority of the shares of stock entitled to vote at the Annual Meeting.

    The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stanley E. Fulton, Chairman of the Board and Chief Executive Officer of the Company, has the right to vote a majority of the shares of stock entitled to vote at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

    Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed proxy is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy in accordance with the stockholder's instructions. The proxies for the stockholders are Stanley E. Fulton and Michael D. Rumbolz.

    If a signed proxy is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the proposals and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment.

    The total outstanding capital stock of the Company as of September 26, 1997 consisted of 12,958,107 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

ELECTION OF DIRECTORS

    The current number of members of the Board of Directors is seven. Members of the Board of Directors serve for a one-year term that expires at the Annual Meeting or when a successor is elected and qualified. The election of directors will be decided by a plurality of the votes cast.

    The nominees for director are Stuart D. Beath, Michael B. Fulton, Stanley E. Fulton, Glen J. Hettinger, Elizabeth F. Jones, and Michael D. Rumbolz. All of the nominees are members of the present Board of Directors. The Board believes that the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management--Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of September 26, 1997, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Common Stock.

NAME AND ADDRESS                                                NUMBER OF SHARES     PERCENT OF
OF BENEFICIAL OWNER (1)                                        OF COMMON STOCK (2)    CLASS (2)
-------------------------------------------------------------  -------------------  -------------
Stuart D. Beath (3)..........................................            13,000           *
FMR Corp. (4)................................................         1,482,490           11.3%
Michael B. Fulton (5)........................................           495,300            3.8%
Stanley E. Fulton (6)........................................         6,887,544           52.4%
Glen J. Hettinger............................................          --                 *
Elizabeth F. Jones (7).......................................           502,500            3.8%
Thomas J. Matthews (8).......................................            33,750           *
Joseph Murphy (9)............................................            12,500           *
Michael D. Rumbolz (10)......................................            87,500           *
Geoffrey A. Sage (11)........................................             2,500           *
Garret A. Scholz (12)........................................            15,800           *
All executive officers and directors as a group (10 persons)
 (13)........................................................         7,052,594           53.6%

------------------------

 *  Less than 1%.

(1) Unless otherwise noted, and subject to community property laws, where applicable, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for each listed person is c/o Anchor Gaming, 815 Pilot Road, Suite G, Las Vegas, NV 89119.

(2) The presentation does not give effect to the proposed sale of Common Stock by certain stockholders of the Company as described in a registration statement on Form S-3, file number 333-34755, which is on file with the Securities and Exchange Commission. There can be no assurance that such proposed sale will be consummated. If such sale is consummated, the number of shares of Common Stock beneficially owned and the percent of class would be as follows for the persons listed: FMR Corp.: 1,482,490 or 11.3%; Michael
    B. Fulton: 300,000 or 2.3%; Stanley E.

    Fulton: 5,157,544 or 39.2%; Elizabeth Fulton Jones: 300,000 or 2.3%; all executive officers and directors: 5,322,594 or 40.0%.

 (3) Includes 1,000 shares with respect to which Mr. Beath shares voting and dispositive power with his wife. Includes 12,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (4) FMR Corp. is the holding company for an institutional investor, Fidelity Management & Research Company. The information included herewith is based upon publicly available information. FMR Corp's. address is 82 Devonshire Street, Boston, MA 02109-3614.

 (5) Includes 495,300 shares as to which Mr. Fulton's father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy.

 (6) Includes 2,880,300 shares owned by Stanley E. Fulton's six children and an unaffiliated third party for which Mr. Fulton exercises voting power pursuant to irrevocable proxies.

 (7) Includes 502,500 shares as to which Ms. Jones' father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy.

 (8) Includes 21,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (9) Includes 10,000 shares with respect to which Mr. Murphy shares voting and dispositive power with his wife. Includes 2,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 87,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 2,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 1,000 shares held in a trust for which Mr. Scholz acts as trustee. Includes 13,800 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(13) Includes 139,550 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about the current directors and executive officers of the Company.

NAME                                          AGE                       POSITION WITH COMPANY
----------------------------------------      ---      --------------------------------------------------------
Stuart D. Beath.........................          38   Director

Michael B. Fulton.......................          38   Director

                                                       Chairman of the Board, Chief Executive Officer and
                                                        acting Chief Financial Officer
Stanley E. Fulton.......................          66

Glen J. Hettinger.......................          40   Director

Elizabeth F. Jones......................          41   Director

Thomas J. Matthews......................          31   Executive Vice President and Secretary

Joseph Murphy...........................          46   Vice President Casino Operations

Michael D. Rumbolz......................          43   President, Chief Operating Officer and Director

Geoffrey A. Sage........................          37   Corporate Controller

Garret A. Scholz........................          57   Director

    STUART D. BEATH. Mr. Beath was elected as a director of the Company in April 1994. Mr. Beath has been a private consultant since March 1997. Mr. Beath served as First Vice President at Stifel, Nicolas & Company, Inc., an investment bank, from April 1993 until March 1997. Prior to that time, Mr. Beath served in the corporate finance department at A.G. Edwards & Sons, Inc. for six years, in various capacities, with the most recent being as an officer of the firm.

    MICHAEL B. FULTON. Mr. Fulton was elected as a director of the Company in August 1995. Mr. Fulton has served as President of IllumiQuest, Inc., a developer of educational based entertainment products, since January 1994. Prior to that time, Mr. Fulton served as Executive Vice President and director of Anchor Coin, a subsidiary of the Company responsible for its gaming machine route operations and development of the Colorado Central Station Casino, from March 1993 to December 1993. Prior to that time, Mr. Fulton was a tax attorney with the Internal Revenue Service from December 1990 to March 1993 and an independent consultant of tax and corporate law from January 1989 to November 1990. Mr. Fulton is the son of the Chairman of the Board of the Company.

    STANLEY E. FULTON. Mr. Fulton serves as Chairman of the Board, Chief Executive Officer and acting Chief Financial Officer of the Company. Prior to the Company's initial public offering in January 1994, Mr. Fulton also served as President of the Company. Mr. Fulton has also served as Chairman of the Board, President and Chief Executive Officer of Anchor Coin, a subsidiary of the Company responsible for the Company's gaming machine route operations and development of the Colorado Central Station Casino, since its inception in 1988. Immediately prior to forming Anchor Coin, Mr. Fulton was Chairman of the Board and President of Gaming and Technology, Inc., the predecessor of Alliance Gaming, Inc.

    GLEN J. HETTINGER. Mr. Hettinger was elected as a director of the Company in August 1997. Mr. Hettinger is a partner at the law firm of Hughes & Luce, L.L.P., Dallas, Texas, where he has practiced corporate and securities law since 1984.

    ELIZABETH F. JONES. Ms. Jones was elected as a director of the Company in April 1994. Since November 1988, Ms. Jones has been principally engaged as a private investor. She is the daughter of the Chairman of the Board of the Company.

    THOMAS J. MATTHEWS. Since January 1994, Mr. Matthews has served as Executive Vice President of the Company. In September 1994, he was elected Secretary of the Company. Mr. Matthews served as President of Global Distributors, Inc. from August 1992 to January 1994. Prior to that time, Mr. Matthews was General Manager of Global Distributors, Inc. from 1990 until 1992, and was Sales Director of Mikohn Gaming Corporation from 1987 until 1990.

    JOSEPH MURPHY. Mr. Murphy has served as Vice President Casino Operations of the Company since February 1996. Prior to that time, Mr. Murphy served as General Manager of Gaming Operations of the Company since January 1994. Mr. Murphy managed the gaming operations of Global Distributors from May 1993 until January 1994. From 1990 until 1993, Mr. Murphy served as General Manager of International Game Technology, Inc.'s ("IGT") gaming machine route operations, which operated more than 1,800 machines. Mr. Murphy held similar positions with Sunset Coin from 1989 to 1990, United Gaming from 1988 to 1989, and IGT from 1985 to 1988.

    MICHAEL D. RUMBOLZ. Mr. Rumbolz was elected as a director of the Company in August 1995. Mr. Rumbolz serves as the President and Chief Operating Officer of the Company, positions he has held since August 1995. Prior to joining the Company, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises, Inc. from December 1992 to July 1995. During that time, Mr. Rumbolz was also President of Windsor Casino Limited from January to September 1994 and Canadian Gaming & Entertainment Corp from February to July 1995. Windsor Casino Limited is the Circus Circus/Hilton/Caesar's consortium which opened and operates Windsor Casino. Mr. Rumbolz also held various positions in subsidiaries of Circus Circus. Prior to that time, Mr. Rumbolz was Executive Vice President of Anchor Coin and DD Stud, Inc., subsidiaries of the Company, responsible for the its gaming machine route operations, development of the Colorado Central Station Casino and distribution of the proprietary game Double Down Stud-TM-from July 1992 to December 1992. Prior to that time Mr. Rumbolz was a senior executive in the Trump- organization from February 1989 to June 1992. Mr. Rumbolz is a former Chairman and Board member of the State of Nevada Gaming Control Board.

    GEOFFREY A. SAGE. Mr. Sage, a certified public accountant, joined Anchor Gaming in July 1989 and serves as Corporate Controller of the Company. Before joining the Company, Mr. Sage was the Controller for Frontier Savings and Loan Association in Las Vegas for one year. Prior to that time, Mr. Sage was a senior auditor at Citibank (Nevada), N.A. for three and one-half years and an auditor in the Las Vegas office of Laventhol & Horwath.

    GARRET A. SCHOLZ. Mr. Scholz was elected as a director of the Company in February 1994. Mr. Scholz, a private investor, was until September 1995, Vice President Finance with McKesson Corporation, an international distributor of pharmaceutical and health care products and provider of health care management services. He previously was its Vice President and had served with McKesson Corporation since 1973 in various financial capacities.

SECTION 16(a) BENEFICIAL OWNER REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company provides the following information: The Company believes that all officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the equity securities of the Company.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

    The Board of Directors met five times during fiscal year 1997. The Board of Directors has standing Nominating, Audit, Compensation, and Stock Option committees. The current members of each of the Board's committees are listed below.

    NOMINATING COMMITTEE. The Nominating Committee consists of Stanley E. Fulton (chairman), Stuart D. Beath, Elizabeth F. Jones, and Michael B. Fulton. The Nominating Committee is responsible for nominating candidates for election or appointment to the positions of chief executive officer and other key officer and management positions. The Nominating Committee met once during fiscal year 1997.

    AUDIT COMMITTEE. The Audit Committee consists of Garret A. Scholz (chairman), Stuart D. Beath, and Elizabeth F. Jones. The Audit Committee is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees, and monitoring and reviewing the activities of the independent auditors. The Audit Committee met twice during fiscal year 1997.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Stanley E. Fulton (chairman), Michael D. Rumbolz, and Garret A. Scholz. The Compensation Committee recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons. The Compensation Committee also advises the Board of Directors regarding principles and philosophy to be observed by the Company in compensating directors, officers and employees. The Compensation Committee did not meet during fiscal year 1997.

    STOCK OPTION COMMITTEE. The Stock Option Committee consists of Michael B. Fulton and Elizabeth F. Jones. The Stock Option Committee is responsible for determining the recipients and amounts of stock options granted under the Anchor Gaming 1995 Employee Stock Option Plan (the "Plan") and (subject to the provisions of the Plan) establishing the other terms of each option grant and otherwise administering the Plan. The Stock Option Committee did not meet during fiscal year 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's chief executive officer, each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for the fiscal year ending June 30, 1997), at June 30, 1997, and one additional executive office who was no longer employed by the Company at June 30, 1997.

                                                                                            NUMBER OF
                                                                ANNUAL COMPENSATION        SECURITIES
                    NAME AND                                 --------------------------    UNDERLYING       ALL OTHER
               PRINCIPAL POSITION                   YEAR        SALARY        BONUS      OPTIONS GRANTED  COMPENSATION
------------------------------------------------  ---------  ------------  ------------  ---------------  -------------
Stanley E. Fulton                                   1997     $  245,000    $  100,000(1)       --              --
 Chairman of the Board, Chief Executive Officer,    1996        245,000       100,000(2)       --              --
 and acting Chief Financial Officer                 1995        244,346       100,000(3)       --              --
Michael D. Rumbolz                                  1997        360,000       100,000(1)      250,000          7,890(5)
 President and Chief Operating Officer              1996        334,462(4)    100,000(2)       --              --
                                                    1995          --            --                             --
Thomas J. Matthews                                  1997        150,000       150,000(6)      200,000          --
 Executive Vice President and Secretary             1996        150,000       140,000(2)       --              --
                                                    1995        175,000       100,000(3)       --              --
Joseph Murphy                                       1997        150,000       150,000(6)      200,000          --
 Vice President                                     1996        150,000       140,000(2)       --              --
                                                    1995        175,000       100,000(3)       --              --
Geoffrey A. Sage                                    1997         80,000        24,000          --              --
 Corporate Controller                               1996         80,000        20,000           5,000          --
                                                    1995         80,000        20,000          --              --
Salvatore T. DiMascio (7)                           1997        148,269         --
                                                    1996        150,000       250,000(8)
                                                    1995        175,000

------------------------

(1) These bonuses are payable in December 1997, but were accrued for the fiscal year 1997, and are subject to continued employment with the Company.

(2) These bonuses were paid in December 1996, but were accrued for the fiscal year 1996.

(3) These bonuses were paid in December 1995, but were accrued for the fiscal year 1995.

(4) Mr. Rumbolz joined the Company in July 1995.

(5) Consists of insurance premiums paid by the Company as additional compensation.

(6) These bonuses were paid in July 1997, but were accrued for the fiscal year 1997.

(7) Mr. DiMascio's service as Executive Vice President and Chief Financial Officer ended June 13, 1997.

(8) Of this amount, $125,000 was accrued for the fiscal year 1996 and paid in August 1996.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options to purchase Common Stock granted in the fiscal year ending June 30, 1997 to the individuals named in the Summary Compensation Table.

                                    NUMBER OF                                                          POTENTIAL STOCK
                                   SECURITIES      % OF TOTAL OPTIONS     EXERCISE                       APPRECIATION
                                   UNDERLYING     GRANTED TO EMPLOYEES      PRICE     EXPIRATION  --------------------------
NAME (1)                         OPTIONS GRANTED         IN 1997         $/SHARE (1)     DATE       5% (2)        10% (2)
-------------------------------  ---------------  ---------------------  -----------  ----------  -----------  -------------
Stanley E. Fulton..............              0                 0             N/A         N/A          N/A           N/A
Michael D. Rumbolz.............              0                 0             N/A         N/A          N/A           N/A
Thomas J. Matthews.............        200,000                33%         $  31.875     7/1/07      4,009,203     10,160,108
Joseph Murphy..................        200,000                33%         $  31.875     7/1/07      4,009,203     10,160,108
Geoffrey A. Sage...............              0                 0             N/A         N/A          N/A           N/A
Salvatore T. DiMascio..........              0                 0             N/A         N/A          N/A           N/A

------------------------

(1) The exercise price in each case is the fair market value of the Common Stock on the date of the grant.

(2) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information concerning options to purchase Common Stock by the individuals named in the Summary Compensation Table.

                                                                                                  VALUE OF UNEXERCISED
                                                                     NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                           SHARES                   OPTIONS AT JUNE 30, 1997       JUNE 30, 1997 (1)
                                         ACQUIRED ON     VALUE     --------------------------  --------------------------
                                          EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                         -----------  -----------  -----------  -------------  -----------  -------------
Stanley E. Fulton......................           0             0           0              0             0             0
Michael D. Rumbolz.....................           0             0     100,000        150,000     2,600,000     3,900,000
Thomas J. Matthews.....................      10,000       448,200      27,500        222,500       983,125     3,979,375
Joseph Murphy..........................      10,000       437,500      10,000        215,000       357,500     3,711,250
Geoffrey A. Sage.......................      12,500       565,500       7,500         15,000       268,125       536,250
Salvatore T. DiMascio..................      48,000     1,775,250           0              0             0             0

------------------------

(1) The value is the amount by which the market value of the underlying stock at June 30, 1997 ($47.75) exceeds the aggregate exercise prices of the options.

COMPENSATION OF DIRECTORS

    Directors who are not employees or otherwise affiliates of the Company receive director's fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended, as well as an annual director's fee of $1,000. Additionally, all directors are reimbursed for certain out of pocket expenses incurred in connection with attending Board and committee meetings.

    Upon appointment to the Board of Directors Garret A. Scholz and Stuart D. Beath each received an option to purchase 20,000 shares of Common Stock, exercisable at the fair market value of the Common Stock on the date of the grant. Upon appointment to the Board of Directors Glen J. Hettinger received an option to purchase 25,000 shares of Common Stock, exercisable at the fair market value of the Common Stock on the date of the grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    Concurrent with the Company's initial public offering, the Company entered into a five-year employment agreement with Thomas J. Matthews and Joseph Murphy. These agreements were amended in April 1997, providing for minimum annual compensation of $200,000. In addition, Mr. Matthews' and Mr. Murphy's agreement provided for a one time bonus of $150,000, which bonuses were paid on July 1, 1997. Effective fiscal year 1998, Mr. Matthews and Mr. Murphy will also receive a performance bonus of 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the fiscal year then ended, payable for any given fiscal year on the date of the Company's public announcement of its consolidated net income for such fiscal year. Mr. Matthews and Mr. Murphy will also receive a bonus upon a change of control (as defined in their employment agreements) equal to 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the period beginning with the end of the last fiscal year of the Company and ending on the date that a change in control transaction is consummated. The obligation of the Company to pay Mr. Matthews and Mr. Murphy a performance bonus for fiscal years including, and subsequent to, the fiscal year for which a change in control bonus is earned will terminate upon payment of a change in control bonus.

    In addition, upon the occurrence of certain trigger events as defined in their employment agreements (a "Trigger Event"), Mr. Matthews and Mr. Murphy will receive a bonus equal to 0.5% of the amount by which the fair market value (as determined by the Board of Directors of the Company) of the consideration received by the Company or the shareholders of the Company, as the case may be, in a transaction involving such Trigger Event exceeds the Base Amount as of the date that the transaction constituting such Trigger Event is consummated. The "Base Amount" means an amount equal to $500,000,000 times the factor 1.1(n) where "n" is the number of full years from the date of the employment agreement until the date of the Trigger Event, except that in the event that the Trigger Event giving rise to such determination arises from the sale by the Company of its proprietary games division substantially as an entirety, then the Base Amount will be calculated by taking the amount arrived at in the foregoing calculation and multiplying it by a fraction the numerator of which is (x) the net income of the portion of the proprietary games division that is so sold for the twelve-month period prior to the consummation of such sale and the denominator of which is (y) the consolidated net income of the Company for the twelve-month period prior to the consummation of such sale.

    In accordance with the terms of their employment agreements, Mr. Matthews and Mr. Murphy have entered into stock option agreements with the Company, pursuant to which Mr. Matthews and Mr. Murphy have received options to purchase up to 200,000 shares of Common Stock at an exercise price of $31.875 per share. The stock option agreements expire on July 1, 2007. Under the terms of the stock option agreements, 6,250 shares will vest on March 31, June 30, September 30, and December 31 of 1999, 2000, and 2001. An additional 125,000 shares will vest if certain performance goals established by the Board of Directors are achieved. Notwithstanding the foregoing, all of the shares of common stock as to which vesting has not occurred in accordance with the previously described provisions will vest on June 30, 2005, if and only if Mr. Matthews and Mr. Murphy have been an employee of the Company for the entire period from the date of the stock option agreements until June 30, 2005. Under the terms of Mr. Matthews' and Mr. Murphy's employment agreements, during July of each year prior to the expiration of the employment agreements, the Company has agreed to discuss the grant to Mr. Matthews and Mr. Murphy of further options to purchase common stock.

    In July 1995, the Company entered into a five-year agreement with Michael D. Rumbolz providing for minimum annual compensation of $460,000. Each of the above agreements provides that such officer can only be terminated for "cause" as defined in the agreement, although the agreements with Mr. Matthews and Mr. Murphy can be terminated by the Company at any time if the Company pays three months' severance pay, and Mr. Rumbolz can be terminated at any time if the Company pays one year's severance pay. The agreements contain restrictive covenants regarding the treatment of the Company's proprietary information.

    Pursuant to previously granted option agreements entered into between the Company and each of Thomas J. Matthews, Joseph Murphy, and Geoffrey A. Sage, each such officer's options will vest and become immediately exercisable if Stanley E. Fulton is not the chief executive officer of the Company. Pursuant to an option agreement between the Company and Michael D. Rumbolz, Mr. Rumbolz's options will vest and become immediately exercisable upon a change in control as defined in the agreement, or on December 31, 1998, in the event that Mr. Rumbolz is not appointed as the Chief Executive Officer of the Company before such date.

    In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, and the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    CERTAIN TRANSACTIONS OF COMPENSATION COMMITTEE MEMBERS. A relative of the children of Stanley E. Fulton, the principal stockholder, Chairman of the Board, Chief Executive Officer, and acting Chief Financial Officer of the Company, loaned $2.0 million to the Company in June 1993 for use in connection with construction of the Colorado Central Station Casino. The principal amount of this loan was payable in a single installment in 1998 and bore interest at 12% payable monthly. As additional consideration for this loan, the Company granted an option to purchase 40,000 shares of Common Stock at the IPO price of $12.00 per share. Mr. Fulton personally guaranteed this loan. This loan was paid in full on July 6, 1995.

    At June 30, 1997, the Company had outstanding unsecured notes payable to Stanley E. Fulton in the aggregate principal amount of $2,800,000, which is due and payable on July 1, 1998 and bears interest at the rate of 8%. See Note 6 of Notes to Consolidated Financial Statements.

    Stanley E. Fulton owned 100% of the common stock of an Anchor slot route location. On January 31, 1996, Stanley E. Fulton sold the location to an unaffiliated third party. For providing the gaming machines and slot route services, the Company received a percentage of the net win of the location similar to other route locations. The Company held a note receivable from the slot route operation in the amount of $284,704 at January 31, 1996 of which $257,562 was assumed by the new owner. The remaining balance of the loan due from Stanley E. Fulton at June 30, 1996 of $27,142 was paid in full on July 11, 1996. The slot route operation, under the ownership of Stanley E. Fulton, accounted for $295,502 and $180,822 of gaming revenue during the years ended June 30, 1995 and 1996, respectively and $279,059 and $145,684 of route costs during the years ended June 30, 1995 and 1996, respectively.

    In August 1996, the Company made certain payments to an entity controlled by an employee of the Company. These funds were used to repay a debt of $500,000 owed by the employee and his affiliate to Stanley E. Fulton.

    Mr. Hettinger is a director of the Company and a partner at Hughes & Luce, L.L.P., which has rendered legal services to the Company in the past and is expected to continue to do so in the future.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's chief executive officer and other executive officers, as well as making the final determination regarding bonus arrangements and awards of stock options to such persons.

    Management believes that the gaming industry is increasing in competitiveness, making the attraction and retention of qualified executives more important to the overall success of the business. Compensation to executives is designed to attract and retain talent, as well as to motivate the performance of executives. Compensation also rewards performance that demonstrably meets the Company's strategic, financial and operating objectives. In the last fiscal year, executive compensation comprised the following elements:

        BASE SALARY. The base salary for the chief executive officer and the other executive officers of the Company was determined by an evaluation of the credentials of such officers as well as a review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in similar businesses, including, but not limited to, the gaming and leisure industries. The responsibilities of each executive officer as well as the subjective evaluation of such officer's contribution to the business were also factors in the determination of executive compensation.

        ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the chief executive officer and the other executive officers to achieve specific annual financial goals. At the end of each fiscal year the Compensation Committee will assess each executive's contributions to the Company as well as the degree to which specific annual financial, strategic, and operating objectives were met by the Company.

        STOCK OPTIONS. The Board and the Stock Option Committee believe that a significant portion of executive compensation should be dependent on value created for stockholders. Additionally, the Board and the Compensation Committee believe that part of retention of superior talent is to foster a sense of ownership in the Company. In keeping with this philosophy, from time to time the Committee will recommend that stock options be granted to particular officers. In the last fiscal year, certain options were granted at fair market value on the date of the grant. A portion of these options become exercisable quarterly over three years beginning March 31, 1999, the remainder become exercisable over five years beginning December 31, 1997 based upon achievement of certain performance goals, or if not achieved on June 30, 2005 if the employees who hold such options have remained continuously employed by the Company through such date. In selecting recipients for option grants and in determining the size of such grants, the Board considers various factors such as the earnings levels of the Company and the contributions of the individual recipient to the Company. In addition, stock options were awarded just after the Company's initial public offering in order to encourage management stability over the next several years.

    Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company, such as life and health insurance.

    1997 COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The base salary of Stanley E. Fulton remained the same during fiscal year 1997 as compared to fiscal year 1996. Mr. Fulton's compensation was based upon analysis of (1) the level and value of the contribution that the Board of Directors believes Mr. Fulton, as founder of the Company, has made and can make in the future, (2) the prominence of Mr. Fulton in the Nevada business community in general and the gaming community in particular, (3) the annual compensation received by chief executive officers in similar businesses, (4) the annual base salaries currently being paid to the other executive officers and (5) the fact that Mr. Fulton maintains a substantial ownership position in the Company.

          Stuart D. Beath                         Elizabeth F. Jones
          Michael B. Fulton                       Michael D. Rumbolz
          Stanley E. Fulton                       Garret A. Scholz
          Glen J. Hettinger

COMPARISON OF SHAREHOLDER RETURN

    The following graph compares the cumulative total return of the Common Stock during the period commencing January 28, 1994, the date public trading of the Common Stock began following the Company's initial public equity offering, to June 30, 1997, with the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos (which include 42 companies). The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization.

    The graph depicts the results of investing $100 in the Common Stock of the Company (at the initial public offering price of $12.00 per share), the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos at their closing prices on January 28, 1994. The graph assumes that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS       ANCHOR GAMING         DOW JONES GROUP CNO       S&P 500 INDEX
1/28/94                  $100.00                      $100.00           $100.00
3/31/94                   110.71                        87.35             93.04
6/30/94                    85.71                        64.97             93.44
9/30/94                   128.57                        72.54             98.00
12/30/94                  108.93                        64.72             97.99
3/31/95                   116.07                        79.79            107.53
6/30/95                   158.93                        87.14            117.79
9/29/95                   180.36                        81.88            127.15
12/29/95                  162.50                        74.71            134.82
3/29/96                   230.36                        89.98            142.05
6/28/96                   430.36                       104.89            148.43
9/30/96                   444.64                        88.53            153.01
12/31/96                  287.50                        78.27            165.77
3/31/97                   199.11                        71.11            170.21
6/30/97                   341.07                        76.85            199.93

                             STOCKHOLDER PROPOSALS

    A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's 1998 annual meeting that is received at the Company's principal executive office by May 30, 1998, will be included in the Company's proxy statement and form of proxy for that meeting.

    Stockholders wanting to present proposals for action at the 1997 Annual Meeting of Stockholders must give written notice, in accordance with Article II,
Section 9 of the Amended and Restated Bylaws of the Company, to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement
(i) not later than 60 days following the end of the Company's fiscal year 1997 or (ii) at the close of the business day on the earlier of (a) the fifth business day following the day on which notice of a special meeting was mailed or (b) the fifth business day following the day public disclosure was made of the date of the Annual Meeting. Stockholder proposals may also be presented to the Annual Meeting in person by the stockholder submitting such proposal or a representative who is qualified under Nevada law to present the proposal on the stockholder's behalf. The chairman presiding at any meeting of the stockholders may, in his sole discretion, refuse to allow a stockholder or the stockholder's representative to present any proposal that the Company would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission.

                        PERSONS MAKING THE SOLICITATION

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies on the accompanying form will be paid by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the fiscal year 1998. Representatives of Deloitte & Touche, who were also the Company's independent auditors for the fiscal year 1997, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote in accordance with their best judgment in the interest of the Company.

                              FINANCIAL STATEMENTS

    A copy of the 1997 Annual Report of the Company containing audited financial statements accompanies this Proxy Statement. The consolidated balance sheets of Anchor Gaming and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997 contained on pages 24 through 39 of the 1997 Annual Report to Stockholders of Anchor Gaming and the Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 17 through 23 of such Annual Report are incorporated by this reference in this Proxy Statement. The remainder of the Annual Report does not constitute a part of the proxy solicitation material.

    The Company will provide, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Company. Requests should be directed to Geoffrey A. Sage, Corporate Controller, c/o Anchor Gaming, 815 Pilot Road, Suite G, Las Vegas, Nevada 89119.

                                          By Order of the Board of Directors,

                                                  [SIG]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

October 3, 1997

Please mark your votes as indicated in this example   /X/

FOR all nominees listed below (except as provided to the contrary below) / /

WITHHOLD AUTHORITY to vote for all nominees below / /

1.  Election of Directors.

Stuart D. Beath, Michael B. Fulton, Stanley E. Fulton, Glen J. Hettinger, Elizabeth F. Jones and Michael D. Rumbolz.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2.  On any other business that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

RECEIPT HEREWITH OF THE COMPANY'S ANNUAL REPORT AND NOTICE OF MEETING AND PROXY STATEMENT, DATED SEPTEMBER 30, 1997, IS HEREBY ACKNOWLEDGED.
PLEASE SIGN, DATE AND MAIL TODAY.

(Signature of Stockholder(s)) _______________________________ Dated______, 1997


(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                              s  FOLD AND DETACH HERE  s

                                    ANCHOR GAMING

           BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       AT 10:00 A.M., MONDAY, NOVEMBER 24, 1997
                               815 PILOT ROAD, SUITE G
                               LAS VEGAS, NEVADA 89119


     The undersigned stockholder of Anchor Gaming (the "Company") hereby revokes any proxy or proxies previously granted and appoints Stanley E. Fulton and Michael D. Rumbolz or either of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournments thereof:

                              s  FOLD AND DETACH HERE  s